Exhibit 99.1

Thoma Cressey Bravo to Acquire Macrovision’s Software Business

San Francisco and Santa Clara, CA – Feb 14, 2008 – Thoma Cressey Bravo and Macrovision Corporation (NASDAQ: MVSN) today announced that an affiliate of TCB has entered into a definitive agreement with Macrovision Corporation to acquire Macrovision’s Software Business Unit in a cash transaction valued at approximately $200 million. The transaction is subject to customary conditions to closing, including review under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close on or before April 1, 2008. The completion of the transaction is not subject to Macrovision stockholder approval.

“This is a very exciting opportunity for our software business unit. We have taken tremendous pride in developing and selling award-winning software solutions that strive to exceed our customers’ needs,” stated Fred Amoroso, President and CEO of Macrovision. “I believe Thoma Cressey Bravo will provide the focus and resources needed to continue growing the Software business.”

“Macrovision’s software business has a tremendous franchise associated with each of its product lines and we are impressed with its leadership position in each of the market segments it serves,” said Orlando Bravo, Managing Partner of Thoma Cressey Bravo. “We look forward to working with the management team and employees to deliver increased value for customers and enhance the growth of the business,” added Seth Boro, Principal with Thoma Cressey Bravo.

The transaction will result in a stand-alone company focused on providing solutions that help simplify the business relationship between software producers and enterprises. All products and associated support and services from within the Software Business Unit are part of the transaction. Mark Bishof, currently Macrovision’s Executive Vice President and General Manager of the Software Business Unit, will assume the role of CEO for the stand-alone software company following the close of the transaction.

Specifically, the transaction includes the FLEXnet® and InstallShield® family of products for software producers which help manage entitlements, software licensing, compliance, installation, and electronic software delivery for independent software vendors (ISV’s). For enterprises, complementary solutions are offered that help IT departments with asset management, specifically in how to manage license usage and planning as well as mass deployment of software represented by the Adminstudio® product line.

About Macrovision

Macrovision provides a broad set of solutions that enable businesses to protect, enhance and distribute their digital goods to consumers across multiple channels. Macrovision solutions are deployed by companies in the entertainment, consumer electronics, gaming, software, information publishing, online distribution and corporate IT markets to solve industry-specific challenges and bring greater value to their customers. Macrovision holds approximately 285 issued or pending United States patents and more than 1,250 issued or pending international patents, and continues to increase its patent portfolio with new and innovative technologies in related fields. Macrovision is headquartered in Santa Clara, California, U.S.A. with other offices across the United States and around the world. More information about Macrovision can be found at http://www.macrovision.com/.

About Thoma Cressey Bravo

Thoma Cressey Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. The firm originated the concept of “industry consolidation” or “build and buy” investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Cressey Bravo currently manages approximately $2.0 billion of equity capital. In the software industry, Thoma Cressey Bravo has completed 35 acquisitions across 11 platform companies with total annual earnings of approximately $500 million. For more information on Thoma Cressey Bravo, visit http://www.tcb.com.

Safe Harbor Statement

All statements contained herein, including the quotation attributed to Mr. Amoroso, that are not statements of historical fact, including statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or “looking to the future” or similar words that describe Macrovision’s or its management’s future plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the statement regarding the focus and resources to grow the business and the closing of the acquisition transaction described herein.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Macrovision to be materially different from any future results or outcomes expressed or implied by such forward-looking statements. Among the important factors that could cause results to differ materially are the failure to close the acquisition transaction. Other factors include those outlined in Macrovision’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the period ended September 30, 2007 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at http://www.sec.gov/). These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Macrovision operates in a continually changing business environment and new factors emerge from time to time. Macrovision cannot predict such factors, nor can it assess the impact, if any, of such factors on the company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Macrovision assumes no obligation, except as required by law, to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, contact:

Amber Roberts

Lane PR (On behalf of Thoma Cressey Bravo)

(503) 546-7891

amber@lanepr.com

Carolyn Newburn

Macrovision

408 969 5561

cnewburn@macrovision.com